FOR IMMEDIATE RELEASE

For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 East Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS 2ND QUARTER RESULTS

CINCINNATI, OHIO - August 1, 2006 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today reported net income of $43.6 million ($0.91 per share) for the 2006 second quarter. Net income for the first six months of 2006 was $62.2 million ($1.30 per share). GAFRI's net income includes an after-tax gain of $31.6 million ($0.66 per share) on the sale of a hotel in June 2006, as well as certain other significant items that may not be indicative of GAFRI's ongoing core operations. The table below (in millions, except per share amounts) identifies such items and reconciles net income to "core net operating earnings from continuing operations," a non-GAAP measure that GAFRI believes is a useful tool for analysts and investors in analyzing ongoing operating trends. GAFRI's net earnings for the three and six month periods of 2005 were $25.7 million ($0.54 per share) and $43.5 million ($0.92 per share), respectively.

Core Net Operating Earnings from Continuing Operations, Excluding Significant Items

Core net operating earnings from continuing operations before significant items ("core net operating earnings"), calculated as set forth below, were $18.2 million ($0.38 per share) in the second quarter of 2006 compared to $16.1 million ($0.34 per share) in the second quarter of 2005. Core net operating earnings for the first six months of 2006 were $37.0 million ($0.77 per share) compared to $30.5 million ($0.64 per share) for the first six months of 2005. These increases reflect (i) improvements in GAFRI's fixed annuity operations as a result of a recent acquisition, higher investment income and first quarter real estate income, (ii) higher earnings in GAFRI's runoff life operations resulting from an improvement in mortality experience and lower expenses and (iii) the investment of dividends received in 2005 from Great American Life Assurance Company of Puerto Rico and the investment of proceeds related to the 2006 sale of that company (which is shown as discontinued operations in the accompanying tables). These items more than offset a decrease in earnings in GAFRI's supplemental insurance operations that resulted from the effects of lower first year premiums, higher lapses and higher loss experience.
	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

Net income (see components of net income below)	$43.6	$25.7	$62.2	$43.5
Components of net income:
Core net operating earnings from continuing operations (before significant items below)	$18.2	$16.1	$37.0	$30.5

Discontinued operations:
Gain on sale of hotel	31.6	-	31.6	-
Disposed hotel operations	(0.1)	0.9	(0.6)	0.8
Puerto Rican insurance operations	-	7.6	-	11.2
Realized investment gains (losses)	(5.7)	1.1	(3.0)	1.0
Loss on retirement of debt	(0.4)	-	(2.8)	-

Net income	$43.6	$25.7	$62.2	$43.5

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	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

Diluted EPS (see components of EPS below)	$0.91	$0.54	$1.30	$0.92
Components of EPS:
Core net operating earnings (before items below)	$0.38	$0.34	$0.77	$0.64

Discontinued operations:
Gain on sale of hotel	0.66	-	0.66	-
Disposed hotel operations	-	0.02	(0.01)	0.02
Puerto Rican insurance operations	-	0.16	-	0.24
Realized investment gains (losses)	(0.12)	0.02	(0.06)	0.02
Loss on retirement of debt	(0.01)	-	(0.06)	-

Net income	$0.91	$0.54	$1.30	$0.92

Financial Strength and Liquidity

GAFRI continued to achieve record levels of stockholders' equity, book value per share, and capital in its insurance subsidiaries. At June 30, 2006, GAFRI's debt to capital ratio of 21.5% was at its strongest level ever. Furthermore, at July 31, 2006, GAFRI (parent) had more than $180 million of cash and investments on hand, and had no amounts borrowed under its bank credit line. S. Craig Lindner, GAFRI's Chief Executive Officer, commented, "Our strong results over the last several years have allowed us to strengthen our balance sheet. We continue to seek opportunities to utilize excess capital to expand our core businesses. The pending acquisition of Ceres Group is one example of this strategy."

Pending Acquisition of Ceres

As previously announced, GAFRI signed a definitive merger agreement in May 2006, to acquire all of the outstanding shares of Ceres Group, Inc. for approximately $205 million in cash. The transaction is subject to the approval of Ceres' stockholders (at a meeting to be held August 4, 2006), the Ohio Department of Insurance and other customary conditions. The Nebraska Department of Insurance approved the transaction on July 27, 2006. The acquisition is expected to be consummated in August 2006 and will be funded primarily with available cash on hand.

Recent Acquisition

As previously announced, in January 2006, GAFRI acquired (through a reinsurance transaction) the fixed annuity block of business written by Old Standard Life Insurance Company. The transaction resulted in an increase of approximately $280 million in both annuity benefits accumulated and cash and investments, including a payment from the seller (negative ceding commission) of approximately $9 million.

Premiums

Statutory premiums of nearly $370 million in the second quarter of 2006 were 43% higher than in the second quarter of 2005. This increase primarily reflects the re-entering of the indexed-annuity market, beginning in the second quarter of 2005, as well as higher premiums in the Company's 403(b) annuity segment. Premiums in the first six months of 2006 were 12% higher than the same 2005 period. Premiums in the first six months of 2005 included approximately $100 million of traditional fixed annuity premiums received in January 2005 from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI. Excluding the $100 million, GAFRI's premiums in the first six months of 2006 were 34% higher than the same period in 2005, due primarily to re-entering the indexed-annuity market and higher 403(b) annuity sales. In discussing the premiums, Mr. Lindner said, "The increase in overall premiums through the first half of the year is evidence of the strength of our agency force. The excellent growth in our indexed-annuity premiums demonstrates our ability to successfully introduce new products through both new and existing distribution."

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Significant Items Excluded from Core Net Operating Earnings

Gain on Sale of Hotel  On June 2, 2006, GAFRI completed the sale of Chatham Bars Inn, its resort-hotel property located on Cape Cod, Massachusetts, for a price of $166 million. After sales expenses, contingencies, and the write-off of certain deferred acquisition costs on annuities associated with the gain recognition, the Company recognized an after-tax gain of approximately $32 million ($0.66 per share). The Company had owned and operated the hotel since 1993.

Discontinued Puerto Rican Insurance Operations  Net income for the second quarter and first six months of 2005 include $7.6 million and $11.2 million of earnings from Great American Life Assurance

Company of Puerto Rico ("GA-PR"). On January 31, 2006, GAFRI sold GA-PR for $37.5 million in cash to Triple-S Management Corporation, also of Puerto Rico. Accordingly, GA-PR has been classified as discontinued operations for all periods presented. In addition, during 2005 GAFRI received dividend payments from GA-PR totaling $100 million.

Realized Investment Gains (Losses)  Realized losses in the second quarter of 2006 reflect primarily interest rate related losses on sales of certain fixed income securities.

Loss on Retirement of Debt  In the first six months of 2006, GAFRI repurchased nearly $64 million principal amount of the Company's 6-7/8% Senior Notes. In addition, in connection with the repurchase, GAFRI paid $1.9 million to effectively terminate the portion of an interest rate swap that covered the repurchased debt.

About GAFRI

GAFRI is a Cincinnati-based insurance holding company with nearly $12 billion in assets. The Company's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Life Insurance Company (headquartered in Austin, Texas) and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of Medicare and other supplemental insurance products.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 10:00 a.m. (EDT) on Wednesday, August 2, 2006. Toll-free telephone access will be available by dialing 1-866-713-8562, (International dial in 617-597-5310). Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at approximately 12:00 p.m. (EDT) on August 2, 2006 until 11:59 p.m. on August 9, 2006. To listen to the replay, dial 1-888-286-8010 (International dial in 617-801-6888) and provide the confirmation code 94881053. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's Web site, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.

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GREAT AMERICAN FINANCIAL RESOURCES, INC.

Summary of Earnings

(In millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Life, accident and health premiums (a)	$ 75.5	$ 73.5	$152.0	$147.1
Net investment income	149.7	136.7	297.6	277.7
Realized gains (losses) on:
Investments	(8.7)	1.7	(4.6)	1.5
Retirement of debt	(0.6)	-	(4.3)	-
Other income	21.7	22.1	46.3(b)	41.8
	237.6	234.0	487.0	468.1
Costs and Expenses:
Annuity benefits	84.0	82.9	166.8	163.6
Life, accident and health benefits	66.6	60.2	130.9	119.9
Insurance acquisition expenses	30.3	27.8	62.3	58.3
Interest and debt expenses	5.7	7.0	11.9	13.8
Other expenses	32.6	29.9	67.2	64.4
	219.2	207.8	439.1	420.0

Operating earnings before income taxes	18.4	26.2	47.9	48.1
Provision for income taxes	6.3	9.0	16.7	16.6

Income from continuing operations	12.1	17.2	31.2	31.5
Discontinued Puerto Rican operations, net of tax (c)	-	7.6	-	11.2
Discontinued hotel operations, net of tax (d)	(0.1)	0.9	(0.6)	0.8
Gain on sale of discontinued hotel, net of tax (d)	31.6	-	31.6	-

Net Income	$ 43.6	$ 25.7	$ 62.2	$ 43.5

Average common shares outstanding - diluted	48.0	47.3	48.0	47.3

Diluted earnings per common share:
Continuing operations	$ 0.25	$ 0.36	$ 0.65	$ 0.66
Discontinued Puerto Rican operations (c)	-	0.16	-	0.24
Discontinued hotel operations (d)	-	0.02	(0.01)	0.02
Gain on sale of discontinued hotel (d)	0.66	-	0.66	-

Net income	$ 0.91	$ 0.54	$ 1.30	$ 0.92

Supplemental Information (Premiums exclude GA-PR)
Fixed annuity premiums (a)	$156.9	$156.1	$301.4	$394.2(e)
Indexed-annuity premiums (a)	111.8	6.7	165.7	7.9
Variable annuity premiums (a)	23.7	21.8	47.7	47.9
Total statutory premiums, including life, accident and health premiums	$369.5	$259.1	$666.4	$595.8(e)

Book value per share, including all unrealized gains (losses)(f)			$18.83	$23.96
Book value per share, excluding unrealized gains (losses) on fixed maturities			$21.43	$19.69

  For GAAP purposes, annuity premiums are accounted for as deposits rather than revenues.

  Other income for the first six months of 2006 include $4.9 million of income resulting from the March 2006 payment received from Palm Beach County, Florida in exchange for the imposition of certain limitations on future development of a marina owned by the Company.

  Reflects results of Great American Life Assurance Company of Puerto Rico, which was sold in January 2006.

  The operations and gain on sale of hotels are reflected as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144.

  Includes approximately $100 million received in January 2005 from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI.

  The decrease in book value per share, including all unrealized gains (losses), reflects primarily the decrease in unrealized gains due to increases in market interest rates.

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